Exhibit 99.1

NASDAQ: INM Suite 310-815 W. Hastings St. Vancouver, BC, Canada V6C 1B4 Tel: +1.604.669.7207 Email: info@inmedpharma.com www.inmedpharma.com

InMed Expands its Pharmaceutical Pipeline with INM-089 Targeting the Treatment of Age-Related Macular Degeneration

●	INM-089 improves retinal function in in vivo preclinical AMD disease model
●	Establishes cannabinol (CBN) analog candidate in a new disease target

Vancouver, BC – November 29, 2023 – InMed Pharmaceuticals Inc. (“InMed” or the “Company”) (Nasdaq: INM), a leader in the pharmaceutical research, development, manufacturing and commercialization of rare cannabinoids and cannabinoid analogs, today announces the launch of INM-089, a cannabinol (“CBN”) analog, to investigate its effects in the treatment of Age-related Macular Degeneration (“AMD”). INM-089 is the company’s second ocular pharmaceutical program.

Results from a study, conducted under a collaborative research agreement with leading cannabinoid expert Dr. Mauro Maccarrone at the Università degli Studi dell’Aquila (Italy), demonstrated that INM-089 preserved retinal function in an in vivo AMD disease model. Furthermore, in this model, treatment with INM-089 also improved the thickness of the outer nuclear layer (“ONL”) of the retina where the photoreceptors are located. Based on widely accepted ocular research, there is a very strong correlation between the thickness of the ONL, photoreceptor preservation and visual acuity.

Several CBN analog structures were screened in in vitro and in vivo models to select the most appropriate candidate for continued development. InMed selected a specific CBN analog that outperformed its natural cannabinoid counterpart and demonstrated promising effects related to the treatment of AMD.

“We are very pleased that this research has led to the identification of a lead CBN analog candidate to advance to additional in vivo studies as part of the preclinical development program. Early studies show promising neuroprotective effects of INM-089, leading to the preservation of the retinal function at the back of the eye. Neuroprotection in AMD remains an unmet medical need and a new treatment option may help solve this multifactorial disease,” said InMed’s scientific advisor, Dr. Mauro Maccarrone.

“The INM-089 program, in conjunction with the work we are doing in glaucoma (INM-088), expands our ocular pipeline to treat both front of eye and back of eye indications, including AMD,” said Dr. Eric Hsu, SVP of Preclinical R&D at InMed.

From previous ocular research of the parent, naturally occurring cannabinoid CBN, the Company discovered its ability to proactively protect the nerve cells at the back of the eye in the retinal area, potentially preserving retinal function and vision in preclinical models. The results of this discovery led the Company to investigate optimization of the CBN molecule to better target AMD, resulting in the proprietary CBN analog, INM-089

What is AMD?

AMD is the most common cause of vision loss and potential blindness in people over 50 years of age and globally affects about 35% of people 75 years and older. AMD affects the central vision, and the ability to see fine details. In AMD, a part of the retina called the macula is damaged. The two primary types of age-related macular degeneration are atrophic (non-exudative or “dry”) AMD and neovascular (exudative or “wet”) AMD. Dry AMD (approximately 90% of patients) is characterized by geographic atrophy (GA) at the center of the macula in the advanced stage of the disease, and vision can slowly deteriorate over many years due to the loss of photoreceptors as GA progresses. Wet AMD (approximately 10% of patients) is a more severe form of AMD and is characterized by neovascularization (i.e., development of excess vasculature), which can rapidly lead to blindness. In its early stages, AMD may have no signs or symptoms; therefore, most people do not know they have the disease until it is well developed. Currently, there is no cure for AMD; however, there are treatment options that may prevent or slow the progression of the disease. If AMD remains untreated, patients are likely to lose central field vision in the affected eye within 24 months of disease onset.

InMed is developing a pipeline of rare cannabinoids and cannabinoid analogs across a spectrum of therapeutic applications with large unmet medical needs. Our pharmaceutical programs include a recently completed Phase 2 clinical trial studying the safety and efficacy of INM-755 cream for epidermolysis bullosa and preclinical programs in ocular and neurodegenerative diseases.

About Dr. Mauro Maccarrone

Dr. Mauro Maccarrone is an international expert in cannabinoid research working with the Department of Biotechnological and Applied Clinical Sciences, University of L’Aquila (Italy). He is also the 2007 recipient of the International Association for Cannabinoid Medicines’ prestigious Ester Fride Award for Basic Research, the 2016 recipient of the International Cannabinoid Research Society’s prestigious Mechoulam Award, and the 2020 recipient of the Molecules journal prestigious Tu Youyou Award for medicinal chemistry.

About InMed:

InMed Pharmaceuticals is a global leader in the research, development, manufacturing and commercialization of rare cannabinoids and cannabinoid analogs, including clinical and preclinical programs targeting the treatment of diseases with high unmet medical needs. We also have significant know-how in developing proprietary manufacturing approaches to produce cannabinoids for various market sectors. For more information, visit www.inmedpharma.com and www.baymedica.com.

Investor Contact:

Colin Clancy

Vice President, Investor Relations

and Corporate Communications

T: +1.604.416.0999

E: cclancy@inmedpharma.com

Cautionary Note Regarding Forward-Looking Information:

This news release contains “forward-looking information” and “forward-looking statements” (collectively, “forward-looking information”) within the meaning of applicable securities laws. Forward-looking information is based on management’s current expectations and beliefs and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking information in this news release includes statements about: targeting the treatment of AMD; the CBN analog potentially preserving retinal function and vision in AMD models; being a global leader in the research, development, manufacturing and commercialization of rare cannabinoids, including clinical and preclinical programs targeting the treatment of diseases with high unmet medical needs; having significant know-how in developing proprietary manufacturing approaches to produce cannabinoids for various market sectors.

Additionally, there are known and unknown risk factors which could cause InMed’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information contained herein. A complete discussion of the risks and uncertainties facing InMed’s stand-alone business is disclosed in InMed’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission on www.sec.gov.

All forward-looking information herein is qualified in its entirety by this cautionary statement, and InMed disclaims any obligation to revise or update any such forward-looking information or to publicly announce the result of any revisions to any of the forward-looking information contained herein to reflect future results, events or developments, except as required by law.